Exhibit 21

SUBSIDIARIES OF CONAGRA FOODS, INC.

ConAgra Foods, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 30, 2004:

Subsidiary	Jurisdiction of Incorporation

Alliance Grain, Inc. (principally engaged in commodity marketing)	Delaware

ConAgra Dairy Foods Company (owns 100% of two domestic corporations and 2% of one domestic corporation)	Delaware

ConAgra Foods Refrigerated Foods Co., Inc. (owns 100% of six domestic corporations, a 100% interest in one domestic limited liability company, 50% of one domestic limited liability company principally engaged in waste conversion and 27% of one domestic corporation)

Delaware

ConAgra Grocery Products Company (owns 100% of seven domestic corporations, 50% of one domestic corporation, 25% of one domestic corporation, 100% of three foreign corporations, 50% of one foreign corporation and less than 1% on one foreign corporation)

Delaware

ConAgra Foods Canada, Inc. / Aliments Conagra Canada Inc. (owns 100% of one foreign corporation)	Canada

ConAgra International Fertilizer Company (principally engaged in the agricultural chemicals business)	Delaware

ConAgra International, Inc. (owns 100% of the voting securities of ten foreign corporations, 99% of  14 foreign corporations, 98% of three foreign corporations, 90% of one foreign corporation, 81% of one foreign corporation, 54% of one foreign corporation, 50% of one foreign corporation, 30% of one foreign corporation, and less than 1% of seven foreign corporations, engaged principally in the worldwide commodities trading business, the agricultural chemicals business and the processing of malt)

Delaware

ConAgra Limited/ConAgra Limitee (owns 100% of one foreign entity and 50% of two foreign entities)	Canada

Lamb-Weston, Inc. (owns 100% of two domestic corporations, 50% of one domestic limited liability company, 19% of one foreign corporation and 82% of one

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Exhibit 21

domestic limited liability company)	Delaware

The corporations listed above and on the previous page are included in the consolidated financial statements, which are a part of this report.

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